UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/21/2010

INFOSPACE, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-25131

Delaware	91-1718107
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

601 108th Avenue NE
Suite 1200
Bellevue, WA 98004
(Address of principal executive offices, including zip code)

425-201-6100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Amended and Restated Employment Agreement between InfoSpace, Inc. and its Chairman James F. Voelker (as attached as Exhibit 10.8 to the Quarterly Report on Form 10-K filed by InfoSpace, Inc. on November 10, 2008, the "Employment Agreement") provides that the Employment Term of Mr. Voelker, as defined in the Employment Agreement, will end on December 31, 2010 unless extended by the Company and Mr. Voelker, with notice of such extension to be provided at least ninety (90) days prior to the end of the Employment Term. Mr. Voelker and the Company have decided not to extend the term of employment. Accordingly, on September 21, 2010, the Company provided Mr. Voelker with the notice contemplated by Section 4 of the Employment Agreement that his employment by InfoSpace, Inc. will end on December 31, 2010. Section 3 of the Agreement provides that during his term of employment, Mr. Voelker is to serve as Chairman of the Board, subject to any required Board and/or stockholder approval. Mr. Voelker will remain on the Board after the end of the Employment Term, but, per NASDAQ listing rules, will not be considered an independent director. InfoSpace intends to appoint an independent Chairman of the Board to serve as of January 1, 2011. The Employment Agreement provides for a $2.4 million payment to Mr. Voelker on the six month anniversary of the separation from service. Although this payment will be made to Mr. Voelker in the first quarter of 2011, the Company expects to recognize this expense in its third quarter 2010 financial results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOSPACE, INC.

Date: September 24, 2010	By:	/s/ Alesia L. Pinney
Alesia L. Pinney
General Counsel and Secretary